Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the use, in the Offering Statement on Form 1-A of Angel Studios 001, Inc., and the Offering Circular constituting a part thereof, of our report dated June 4, 2024 on our audit of the balance sheet of Angel Studios 001, Inc., as of December 31, 2023, and the related statement of operations, stockholders’ equity and cash flows for the period from inception (November 1, 2023) through December 31, 2023 and to the reference to our firm under the heading “Experts” in the accompanying Offering Statement.

/s/ TANNER LLC

Salt Lake City, Utah

August 16, 2024